Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Announces Record Fourth Quarter and Full Year 2022 Results;
Provides Guidance for 2023

HOUSTON--(BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) (“Black Stone Minerals,” “Black Stone,” or “the Company”) today announces its financial and operating results for the fourth quarter and full year of 2022 and provides guidance for 2023.

Fourth Quarter 2022 Highlights

•Mineral and royalty production for the fourth quarter of 2022 equaled 40.0 MBoe/d, an increase of 7% over the prior quarter and the highest mineral and royalty production ever reported by the Company; total production, including working interest volumes, was 42.1 MBoe/d for the quarter
•Net income for the quarter was $183.2 million. Adjusted EBITDA for the quarter totaled a record $131.7 million
•Distributable cash flow was $125.3 million for the fourth quarter, which represents an 8% increase relative to the third quarter of 2022, and also a record amount for Black Stone as a public company
•Announced a distribution of $0.475 per unit with respect to the fourth quarter of 2022, which represents a 6% increase from the distribution paid with respect to the third quarter of 2022. Distribution coverage for all units was 1.26x
•Our quarterly results represent new high-water marks in mineral and royalty production, net income, adjusted EBITDA, distributable cash flow and distributions since going public
•Total debt at the end of the quarter was $10 million; total debt to trailing twelve-month Adjusted EBITDA was 0.02x at year-end

Full Year Financial and Operational Highlights

•Mineral and royalty volumes in 2022 increased 4% over the prior year to average 34.3 MBoe/d; full year 2022 production was 37.1 MBoe/d
•Reported 2022 net income and Adjusted EBITDA of $476.5 million and $466.4 million, respectively
•Increased cash distributions by 85% from $0.945 per unit attributable to the full year 2021 to $1.745 per unit attributable to the full year 2022
•Reduced total outstanding debt by $79 million during 2022

Management Commentary

Thomas L. Carter, Jr., Black Stone Minerals’ Chief Executive Officer and Chairman, commented, “Our record fourth quarter results capped a very successful year for Black Stone Minerals. Without issuing additional equity, we reduced our total debt and increased royalty production through our organic growth efforts to attract additional operator capital to our existing acreage positions. The development programs on our Haynesville and Bossier Shelby Trough acreage continues to ramp up with Aethon as our operating partner. In addition, new drilling activity is continuing to increase across numerous operators on our East Texas Austin Chalk acreage. We enter 2023 well positioned to drive further royalty production growth while maintaining our very healthy balance sheet.”

Quarterly Financial and Operating Results

Production

Black Stone Minerals reported mineral and royalty volumes of 40.0 MBoe/d (74% natural gas) for the fourth quarter of 2022, compared to 37.3 MBoe/d for the third quarter of 2022. Mineral and royalty production was 35.2 MBoe/d for the fourth quarter of 2021. Mineral and royalty production in the fourth quarter of 2022 benefited from a large number of initial payments received on wells in the Midland and Delaware basins, as well as a one-time adjustment to reflect the impact of higher overrides on farmed-out Shelby Trough wells that had achieved payout.

Working interest production for the fourth quarter of 2022 was 2.1 MBoe/d, and represents a decrease of 19% from the 2.6 MBoe/d for the quarter ended September 30, 2022 and a decrease of 46% from the 3.9 MBoe/d for the quarter ended

December 31, 2021. The continued decline in working interest production is consistent with the Company's decision to farm out its working-interest participation to third-party capital providers.

Total reported production averaged 42.1 MBoe/d (95% mineral and royalty, 74% natural gas) for the fourth quarter of 2022. Total production was 40.0 MBoe/d and 39.1 MBoe/d for the quarters ended September 30, 2022 and December 31, 2021, respectively.

Realized Prices, Revenues, and Net Income

The Company’s average realized price per Boe, excluding the effect of derivative settlements, was $50.67 for the quarter ended December 31, 2022. This is a decrease of 15% from $59.30 per Boe for the third quarter of 2022 and a 15% increase compared to $44.12 for the fourth quarter of 2021.

Black Stone reported oil and gas revenue of $196.2 million (44% oil and condensate) for the fourth quarter of 2022, a decrease of 10% from $218.0 million in the third quarter of 2022. Oil and gas revenue in the fourth quarter of 2021 was $158.9 million.

The Company reported a gain on commodity derivative instruments of $31.4 million for the fourth quarter of 2022, composed of a $40.6 million loss from realized settlements and a non-cash $72.0 million unrealized gain due to the change in value of Black Stone’s derivative positions during the quarter. Black Stone reported a loss on commodity derivative instruments of $4.7 million and a gain of $18.4 million for the quarters ended September 30, 2022 and December 31, 2021, respectively.

Lease bonus and other income was $2.8 million for the fourth quarter of 2022, primarily related to leasing activity in Austin Chalk, the Bakken Three Forks and Haynesville plays. Lease bonus and other income for the quarters ended September 30, 2022 and December 31, 2021 was $3.2 million and $2.1 million, respectively.

There was no impairment for the quarters ended December 31, 2022, September 30, 2022, and December 31, 2021.

The Company reported net income of $183.2 million for the quarter ended December 31, 2022, compared to net income of $168.5 million in the preceding quarter. For the quarter ended December 31, 2021, net income was $134.2 million.

Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA for the fourth quarter of 2022 was $131.7 million, which compares to $123.1 million in the third quarter of 2022 and $77.6 million in the fourth quarter of 2021. Distributable cash flow for the quarter ended December 31, 2022 was $125.3 million. For the quarters ended September 30, 2022 and December 31, 2021, Distributable cash flow was $116.5 million and $71.3 million, respectively. The reported Adjusted EBITDA and Distributable cash flow are both record levels for Black Stone as a public company.

2022 Proved Reserves

Estimated proved oil and natural gas reserves at year-end 2022 were 64.1 MMBoe, an increase of 7% from 59.8 MMBoe at year-end 2021, and were approximately 70% natural gas and 91% proved developed producing. The standardized measure of discounted future net cash flows was $1,665.0 million at the end of 2022, as compared to $972.1 million at year-end 2021.

Netherland, Sewell and Associates, Inc., an independent, third-party petroleum engineering firm, evaluated Black Stone Minerals’ estimate of its proved reserves and PV-10 at December 31, 2022. These estimates were prepared using reference prices of $94.14 per barrel of oil and $6.36 per MMBTU of natural gas in accordance with the applicable rules of the Securities and Exchange Commission (as compared to prompt month prices of $77.10 per barrel of oil and $2.275 per MMBTU of natural gas as of February 17, 2023). These prices were adjusted for quality and market differentials, transportation fees, and, in the case of natural gas, the value of natural gas liquids. A reconciliation of proved reserves is presented in the summary financial tables following this press release.

Financial Position and Activities

As of December 31, 2022, Black Stone Minerals had $4.3 million in cash and $10.0 million outstanding under its credit facility. The Company paid down $50 million of debt during the fourth quarter of 2022 and $79 million of debt during the full year. The ratio of total debt at year-end to 2022 Adjusted EBITDA was 0.02x. The Company’s borrowing base at December 31, 2022 was $550 million, and total commitments under the credit facility were $375 million. The Company's next regularly scheduled borrowing base redetermination is set for April 2023. Black Stone is in compliance with all financial covenants associated with its credit facility.

As of February 17, 2023, no debt was outstanding under the credit facility and the Company had $57.3 million in cash.

During the fourth quarter of 2022, the Company made no repurchases of units under the Board-approved $75 million unit repurchase program.

Fourth Quarter 2022 Distributions

As previously announced, the Board approved a cash distribution of $0.475 for each common unit attributable to the fourth quarter of 2022. The quarterly distribution coverage ratio attributable to the fourth quarter of 2022 was approximately 1.26x. These distributions will be paid on February 23, 2023 to unitholders of record as of the close of business on February 16, 2023.

Activity Update

Rig Activity

As of December 31, 2022, Black Stone had 108 rigs operating across its acreage position, a 17% increase to rig activity on the Company's acreage as of September 30, 2022 and 14% higher as compared to the 95 rigs operating on the Company's acreage as of December 31, 2021 driven by increased rig activity in the Midland and Delaware basins.

Shelby Trough Development Update

In Angelina County, Texas, ten wells are currently producing under Black Stone’s development agreement with Aethon, and another ten wells are being drilled or completed. Under a separate development agreement with Aethon in San Augustine Texas, four wells are currently producing and another six wells are either drilling or awaiting completion operations.

Austin Chalk Update

The Company owns a large mineral position in the Brookeland Austin Chalk play in East Texas. To date, eighteen new generation, multi-stage completion wells have turned to sales across the Polk, Jasper, Newton area. Production results have proven that new completion technology can improve well performance in play. Black Stone expects additional drilling by multiple operators over this area in the future.

Summary 2023 Guidance

Following are the key assumptions in Black Stone Minerals’ 2023 guidance, as well as comparable results for 2022:

	FY 2022 Actual	FY 2023 Est.
Mineral and royalty production (MBoe/d)	34.3	35 - 37
Working interest production (MBoe/d)	2.8	2 - 3
Total production (MBoe/d)	37.1	37 - 39
Percentage natural gas	74%	72%
Percentage royalty interest	92%	94%

Lease bonus and other income ($MM)	$13.1	$10 - $12

Lease operating expense ($MM)	$12.4	$12 - $13
Production costs and ad valorem taxes (as % of total pre-derivative O&G revenue)	9%	9% - 11%

G&A - cash ($MM)	$36.3	$42 - $44
G&A - non-cash ($MM)	$17.4	$12 - $14
G&A - TOTAL ($MM)	$53.7	$54 - $58

DD&A ($/Boe)	$3.53	$3.50 - $3.75

Black Stone expects royalty production to increase by approximately 5% in 2023 relative to full year 2022 levels, primarily due to increasing development pace in the Shelby Trough by Aethon in the area and continued development in the Austin Chalk.

Working interest production is expected to decline in 2023 as a result of Black Stone's decision in 2017 to farm-out participation in its working interest opportunities.

The Partnership expects general and administrative expenses to be slightly higher in 2023 as a result of inflationary costs and selective hires made to support Black Stone’s ability to evaluate, market and manage its undeveloped acreage positions to potential operators.

Hedge Position

Black Stone has commodity derivative contracts in place covering portions of its anticipated production for 2023 and 2024, including derivative contracts put in place after the end of the year. The Company's hedge position as of February 17, 2023, is summarized in the following tables:

Oil Swap Contracts
	Volume
	MBbl	$/Bbl
4Q22	220,000	$66.47
1Q23	630,000	$79.44
2Q23	540,000	$80.80
3Q23	540,000	$80.80
4Q23	540,000	$80.80

Natural Gas Swap Contracts
	Volume
	MMcf	$/Mcf
1Q23	9,000,000	$5.07
2Q23	8,190,000	$5.15
3Q23	8,280,000	$5.15
4Q23	8,280,000	$5.15
1Q24	3,640,000	$3.67
2Q24	3,640,000	$3.67
3Q24	3,680,000	$3.67
4Q24	3,680,000	$3.67

More detailed information about the Company's existing hedging program can be found in the Annual Report on Form 10-K, which is expected to be filed on or around February 22, 2023.

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the fourth quarter and full year of 2022 on Wednesday, February 22, 2023 at 9:00 a.m. Central Time. Black Stone recommends participants who do not anticipate asking questions to listen to the call via the live broadcast available at
http://investor.blackstoneminerals.com. Analysts and investors who wish to ask questions should dial (877) 343-5172 for domestic participants and (203) 518-9856 for international participants. The conference ID for the call is BSMQ422. A recording of the conference call will be available on Black Stone's website.

About Black Stone Minerals, L.P.
Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Company owns mineral interests and royalty interests in 41 states in the continental United States.  Black Stone believes its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests provide for stable to growing production and reserves over time, allowing the majority of generated cash flow to be distributed to unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below, as wells as the Risk Factors section in our most recent annual report on Form 10-K:
•the Company’s ability to execute its business strategies;
•the conflict in Ukraine and actions taken, and that may in the future be taken, against Russia or otherwise as a result;
•the availability of U.S. liquefied natural gas ("LNG") export capacity and the level of demand for LNG exports;
•the volatility of realized oil and natural gas prices;
•the level of production on the Company’s properties;
•overall supply and demand for oil and natural gas, as well as regional supply and demand factors, delays, or interruptions of production;

•conservation measures, technological advances, and general concern about the environmental impact of the production and use of fossil fuels;
•the Company’s ability to replace its oil and natural gas reserves;
•the Company’s ability to identify, complete, and integrate acquisitions;
•general economic, business, or industry conditions;
•cybersecurity incidents, including data security breaches or computer viruses;
•competition in the oil and natural gas industry;
•the unavailability, high cost, or shortages of rigs, equipment, raw materials, supplies, or personnel to develop and operate our properties; and
•the level of drilling activity by the Company's operators, particularly in areas such as the Shelby Trough where the Company has concentrated acreage positions.

Black Stone Minerals, L.P. Contacts

Evan Kiefer
Vice President, Finance and Investor Relations
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
REVENUE
Oil and condensate sales	$85,920	$75,743	$336,287	$235,771
Natural gas and natural gas liquids sales	110,254	83,134	434,945	255,671
Lease bonus and other income	2,790	2,097	13,052	14,292
Revenue from contracts with customers	198,964	160,974	784,284	505,734
Gain (loss) on commodity derivative instruments	31,415	18,449	(120,680)	(146,474)
TOTAL REVENUE	230,379	179,423	663,604	359,260
OPERATING (INCOME) EXPENSE
Lease operating expense	3,124	3,252	12,380	13,056
Production costs and ad valorem taxes	14,924	14,340	66,233	49,809
Exploration expense	1	2	193	1,082
Depreciation, depletion, and amortization	12,786	14,666	47,804	61,019
General and administrative	14,326	11,387	53,652	48,746
Accretion of asset retirement obligations	245	210	861	1,073
(Gain) loss on sale of assets, net	—	—	(17)	(2,850)
TOTAL OPERATING EXPENSE	45,406	43,857	181,106	171,935
INCOME (LOSS) FROM OPERATIONS	184,973	135,566	482,498	187,325
OTHER INCOME (EXPENSE)
Interest and investment income	31	1	53	1
Interest expense	(2,022)	(1,441)	(6,286)	(5,638)
Other income (expense)	237	68	215	299
TOTAL OTHER EXPENSE	(1,754)	(1,372)	(6,018)	(5,338)
NET INCOME (LOSS)	183,219	134,194	476,480	181,987
Distributions on Series B cumulative convertible preferred units	(5,250)	(5,250)	(21,000)	(21,000)
NET INCOME (LOSS) ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON UNITS	$177,969	$128,944	$455,480	$160,987
ALLOCATION OF NET INCOME (LOSS):
General partner interest	$—	$—	$—	$—
Common units	177,969	128,944	455,480	160,987
	$177,969	$128,944	$455,480	$160,987
NET INCOME (LOSS) ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON UNIT:
Per common unit (basic)	$0.85	$0.62	$2.18	$0.77
Per common unit (diluted)	$0.82	$0.60	$2.12	$0.77
WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
Weighted average common units outstanding (basic)	209,406	208,665	209,382	208,181
Weighted average common units outstanding (diluted)	224,756	224,069	224,446	208,290

The following table shows the Company’s production, revenues, realized prices, and expenses for the periods presented.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(Unaudited) (Dollars in thousands, except for realized prices)
Production:
Oil and condensate (MBbls)	1,017	1,036	3,591	3,646
Natural gas (MMcf)[1]	17,130	15,392	59,778	61,445
Equivalents (MBoe)	3,872	3,601	13,554	13,887
Equivalents/day (MBoe)	42.1	39.1	37.1	38.0
Realized prices, without derivatives:
Oil and condensate ($/Bbl)	$84.48	$73.11	$93.65	$64.67
Natural gas ($/Mcf)[1]	6.44	5.40	7.28	4.16
Equivalents ($/Boe)	$50.66	$44.12	$56.90	$35.39
Revenue:
Oil and condensate sales	$85,920	$75,743	$336,287	$235,771
Natural gas and natural gas liquids sales[1]	110,254	83,134	434,945	255,671
Lease bonus and other income	2,790	2,097	13,052	14,292
Revenue from contracts with customers	198,964	160,974	784,284	505,734
Gain (loss) on commodity derivative instruments	31,415	18,449	(120,680)	(146,474)
Total revenue	$230,379	$179,423	$663,604	$359,260
Operating expenses:
Lease operating expense	$3,124	$3,252	$12,380	$13,056
Production costs and ad valorem taxes	14,924	14,340	66,233	49,809
Exploration expense	1	2	193	1,082
Depreciation, depletion, and amortization	12,786	14,666	47,804	61,019
General and administrative	14,326	11,387	53,652	48,746
Other expense:
Interest expense	2,022	1,441	6,286	5,638
Per Boe:
Lease operating expense (per working interest Boe)	$16.02	$8.96	$12.13	$7.00
Production costs and ad valorem taxes	3.85	3.98	4.89	3.59
Depreciation, depletion, and amortization	3.30	4.07	3.53	4.39
General and administrative	3.70	3.16	3.96	3.51
1 As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Company is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in our reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures

Adjusted EBITDA and Distributable cash flow are supplemental non-GAAP financial measures used by Black Stone's management and external users of the Company's financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and its ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.
The Company defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization adjusted for impairment of oil and natural gas properties, if any, accretion of asset retirement obligations, unrealized gains and losses on commodity derivative instruments, non-cash equity-based compensation, and gains and losses on sales of assets, if any. Black Stone defines Distributable cash flow as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, cash interest expense, and restructuring charges, if any.
Adjusted EBITDA and Distributable cash flow should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with generally accepted accounting principles ("GAAP") in the United States as measures of the Company's financial performance.
Adjusted EBITDA and Distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable U.S. GAAP financial measure. The Company's computation of Adjusted EBITDA and Distributable cash flow may differ from computations of similarly titled measures of other companies.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(Unaudited) (In thousands, except per unit amounts)
Net income (loss)	$183,219	$134,194	$476,480	$181,987
Adjustments to reconcile to Adjusted EBITDA:
Depreciation, depletion, and amortization	12,786	14,666	47,804	61,019
Interest expense	2,022	1,441	6,286	5,638
Income tax expense (benefit)	(171)	(4)	58	(135)
Accretion of asset retirement obligations	245	210	861	1,073
Equity-based compensation	5,579	2,513	17,388	12,218
Unrealized (gain) loss on commodity derivative instruments	(72,014)	(75,387)	(82,486)	33,528
(Gain) loss on sale of assets, net	—	—	(17)	(2,850)
Adjusted EBITDA	131,666	77,633	466,374	292,478
Adjustments to reconcile to Distributable cash flow:
Change in deferred revenue	(7)	(2)	(30)	(18)
Cash interest expense	(1,059)	(1,094)	(4,282)	(4,059)
Preferred unit distributions	(5,250)	(5,250)	(21,000)	(21,000)
Distributable cash flow	$125,350	$71,287	$441,062	$267,401

Total units outstanding[1]	209,684	209,118
Distributable cash flow per unit	0.598	0.341
1 The distribution attributable to the quarter ended December 31, 2022 is calculated using 209,683,640 common units as of the record date of February 16, 2023. Distributions attributable to the quarter ended December 31, 2021 were calculated using 209,118,081 common units as of the record date of February 16, 2022.

Proved Oil & Gas Reserve Quantities

A reconciliation of proved reserves is presented in the following table:

	Crude Oil (MBbl)	Natural Gas (MMcf)	Total (MBoe)
Net proved reserves at December 31, 2021	19,171	243,917	59,824
Revisions of previous estimates	1,422	6,455	2,498
Extensions, discoveries, and other additions	2,182	78,992	15,347
Production	(3,591)	(59,778)	(13,554)
Net proved reserves at December 31, 2022	19,184	269,586	64,115
Net Proved Developed Reserves
December 31, 2021	19,111	224,222	56,481
December 31, 2022	19,184	236,529	58,606
Net Proved Undeveloped Reserves
December 31, 2021	60	19,695	3,343
December 31, 2022	—	33,057	5,509